Exhibit 99.1

ChannelAdvisor Appoints Himanshu Palsule to Board of Directors

Research Triangle Park, N.C. — October 6, 2021 – ChannelAdvisor Corporation (NYSE: ECOM), a leading provider of cloud-based e-commerce solutions, today announced that it has appointed Himanshu Palsule to the company’s board of directors effective October 4, 2021.
As President at Epicor Software, and former Chief Technology Officer and Head of Strategy at Sage Software, Mr. Palsule brings over three decades of technology leadership experience to ChannelAdvisor.
“As a business leader who has transformed Epicor to a modern portfolio of fast-growing SaaS industry solutions, Himanshu has the expertise and experience to make a significant contribution to our Board,” said Timothy Buckley, chairman of ChannelAdvisor. “Himanshu’s insights will be invaluable as we continue our mission to connect and optimize the world’s commerce. We welcome Himanshu to our Board of Directors.”
For more details about ChannelAdvisor, visit ChannelAdvisor’s blog, follow ChannelAdvisor on Twitter @ChannelAdvisor, like ChannelAdvisor on Facebook and connect with ChannelAdvisor on LinkedIn.
About ChannelAdvisor
ChannelAdvisor (NYSE: ECOM) is a leading e-commerce cloud platform whose mission is to connect and optimize the world’s commerce. For over two decades, ChannelAdvisor has helped brands and retailers worldwide improve their online performance by expanding sales channels, connecting with consumers around the world, optimizing their operations for peak performance and providing actionable analytics to improve competitiveness. Thousands of customers depend on ChannelAdvisor to securely power their sales and optimize fulfillment on channels such as Amazon, eBay, Facebook, Google, Walmart, and hundreds more. For more information, visit www.channeladvisor.com.

Exhibit 99.1
Investor Contact:
ChannelAdvisor Corporation
Raiford Garrabrant
(919) 228-4817
raiford.garrabrant@channeladvisor.com
Media Contact:
ChannelAdvisor Corporation
Tamara Gibbs
(919) 249-9798
tamara.gibbs@channeladvisor.com